Exhibit 10.3

FIRST AMENDMENT

TO THE

New Horizon Aircraft Ltd.

2023 Equity Incentive Plan

This First Amendment (the “First Amendment”) to the New Horizon Aircraft Ltd. 2023 Equity Incentive Plan (the “Plan”), as adopted by the unanimous approval of the members of the Board of Directors (the “Board”) of New Horizon Aircraft Ltd., a British Columbia company (the “Company”), amends the Plan as set forth herein, effective as of the date ratified and approved by the shareholders of the Company set forth at the end of this document (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Plan, as adopted by the Board, and as ratified and approved by the shareholders effective January 12, 2024, was adopted as the equity compensation plan of the Company to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of Awards to attract, motivate, retain and reward selected employees and other eligible persons; and

WHEREAS, the Board, having considered the Company’s issuance of the Awards since the shareholders adopted the Plan, as amended, the Company’s expected needs for equity compensation and the Company’s Class A ordinary shares available for issuance in conjunction with Awards made under the Plan, has determined to adopt this First Amendment to the Plan to  (i) increase the number of Shares that may be authorized for grant pursuant to awards under the Plan by 3,580,000 shares, from 1,697,452 shares to 5,277,452 shares, and (ii) add an automatic “evergreen” clause to provide for an annual increase to be added to the Plan on the first day of each of the Company’s fiscal year, commencing on January 1, 2026 and continuing for each fiscal year until, and including, January 1, 2034, equal to the lesser of (i) 5% of the outstanding shares of all classes of Company ordinary shares on such date and (ii) the number of Shares determined by the Board.

NOW, THEREFORE, as approved by the Board as of November 11, 2024 and as approved by the shareholders of the Company as of the date listed below, this First Amendment to the Plan is hereby adopted and approved in all respects. Accordingly, pursuant to this First Amendment, the Plan is hereby amended as follows:

1. As of the Effective Date, Section 2.4(2) of the Plan is hereby amended by deleting it in its entirety and is replaced with the following:

“(2) Subject to adjustment in accordance with Article 8, the aggregate number of Shares that may be issued under this Plan will not exceed 5,277,452 Shares, plus an annual increase to be added on the first day of each fiscal year, commencing on January 1, 2026 and continuing for each fiscal year until, and including, January 1, 2034, equal to the lesser of (i) 5% of the outstanding shares of all classes of Company ordinary shares on such date and (ii) the number of Shares determined by the Board. For the purposes of calculating the number of Shares reserved for issuance under this Plan, (i) each Option, including an Amalgamation Option, and each Share Award shall be counted as reserving the relevant number of Shares contemplated by that Option or Share Award under the Plan, and (ii) notwithstanding that the settlement of any Share Unit or DSU in Shares shall be at the sole discretion of the Corporation as provided herein, for purposes of the foregoing each Share Unit and each DSU shall, in each case, be counted as reserving the relevant number of Shares which may be used to settle them under the Plan.”

2. Except as specifically set forth in this First Amendment, no provision of the Plan is changed, and the Plan is hereby ratified in its entirety and shall remain in full force and effect.

As adopted by the Board of Directors of New Horizon Aircraft Ltd. on November 11, 2024.

As adopted by the Shareholders of New Horizon Aircraft Ltd. on December 17, 2024.